PLS CPA, A PROFESSIONAL CORPORATION

t4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979

t E-MAIL changgpark@gmail.com  t

June 23, 2017

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1 of our report date June 19, 2017, relating to the financial statements of Conversation Institute, Inc. as of December 31, 2016 and 2015, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/PLS CPA

____________________________

PLS CPA, A Professional Corp.

San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board